EXHIBIT 10.1

                                   [IDX LOGO]


             EMPLOYMENT, NONCOMPETITION AND NONDISCLOSURE AGREEMENT


                  THIS AGREEMENT is made by and between IDX SYSTEMS CORPORATION, a Vermont corporation (the "Company") and the undersigned (the "Employee") as of the date of acceptance hereof by the Company in its offices in Burlington, Vermont, and it shall be effective on June 11, 2001. The Employee will begin employment on June 18, 2001.

                                   BACKGROUND

                           The Employee is employed by or desires to become
                  employed by the Company. The Company desires to employ the Employee, and the Employee is willing to accept such employment, upon the terms and conditions hereinafter set forth.

                           The Employee acknowledges that in the course of
                  rendering services to the Company, he may have and will become acquainted with information about the business and financial affairs of the Company, and may have contributed or may in the future contribute to such information. The Employee recognizes that in order to protect the legitimate interests of the Company it is necessary for the Company to protect all such information by keeping it secret or confidential.

                  IN CONSIDERATION of the premises, the mutual covenants and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                  1.       EMPLOYMENT

                           1.1 Employment at Will. The Company hereby offers the
                               ------------------
Employee, and Employee hereby accepts, employment or continued employment upon the terms and conditions hereinafter set forth. Employment by the Company is terminable at any time, for any reason, at the will of either the Employee or the Company. No statement of policy or procedure, whether written or oral, or set forth in any manual or guide, shall be a promise by the Company to continue employment for any definite term, nor shall any such statement, policy or procedure require the Company to follow any special procedure, such as progressive discipline, before terminating employment.

                           1.2 Location.  The Employee will work at the
                                --------
Company's Integrated Solutions Division ("ISD"), whose offices are in Seattle, Washington, unless otherwise mutually agreed upon.

                           1.3 Exclusive  Employment.  Upon the expiration of
                               ---------------------
any required period of notice to McKesson HBOC, Inc., but in any event beginning not later than June 30, 2001, the Employee shall devote his full-time efforts exclusively for the benefit of the Company as required hereunder, and shall perform no services for, and shall not become employed or engaged by any other person, firm or entity while employed by the Company. The foregoing

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shall not prevent Employee from  participating in activities in association with professional associations as approved by the Company.

                           1.4 Duties.  The Employee's  duties shall be as
                               ------
assigned by the Company in its discretion, and at all times he shall be subject to the direction and control of the officers and the Board of Directors of the Company. The duties of the Employee as of the date of this Agreement shall be as set forth on the official job description attached hereto as Exhibit I for the position indicated below the Employee's signature line at the end of this Agreement.

                  2.       COMPENSATION

                           As the initial  compensation  for all of the
services to be provided by the Employee to the Company, the Company agrees to pay, and the Employee agrees to and does accept, the following:

                           2.1 Salary.  The  Employee's  initial and minimum
                               ------
base annual salary for the position indicated below the Employee's signature line at the end of this Agreement shall be $330,000. Salary shall be paid semi-monthly on the fifteenth (15th) and last days of each month, in arrears, or on such other legal basis as the Company shall generally follow from time to time, net of all taxes and other legally permissible withholdings. In this regard, the Employee hereby authorizes the Company to withhold from salary payments any amounts owed to the Company by Employee hereunder or any other amounts as may be agreed to subsequently, including but not limited to over payments, 401k contributions, and loan payments. Such salary shall be increased annually, on or about each anniversary of this Agreement, by an amount to be determined, but not less than any percentage increase in the Consumer Price Index for All Urban Consumers for the preceding twelve-month period ending on March 31.

                           2.2 Benefits. The Employee shall be entitled to the
                               --------
benefits, such as health, insurance, vacation, paid and unpaid leave as the Company may from time to time offer to employees as a standard benefit. Benefits are subject to change at any time with such notice to employees as may be required by applicable employee benefit plans and laws governing them. No special or different terms shall apply to Employee unless set forth in writing and signed by an authorized executive officer of the Company. Notwithstanding the foregoing, the Employee is entitled to a minimum of four weeks paid vacation per calendar year. In addition, the Company hereby confirms to the Employee that there will be no waiting period under the Company's health insurance plan for coverage of pre-existing conditions.

                           2.3 Bonuses.  The Employee  shall be entitled to
                               -------
receive annual cash bonuses as set forth on Schedule A upon the attainment of all of the conditions specified therein. Bonuses shall be paid for each calendar year by February 28 of the following year regardless of whether the Employee is employed by the Company at the time the bonus is paid.

                           2.4 Equity Awards.  The Employee shall be (i) granted
                               -------------
the numbers of options to purchase common stock as set forth on Schedule B attached hereto, under and subject to all of the terms of the Company's 1995 Stock Option Plan or its successor (the "Plan"), Schedule B, and the Company's form of Stock Option Agreement, and (ii) he shall be issued restricted shares in the numbers and under and subject to all of the terms and conditions set forth in the Restricted Stock Agreement attached hereto as Exhibit II. Such issuances and grants will not be made unless the Employee is actually employed by the Company, is in good standing, and is not on leave, on the date of grant or issuance, as applicable.

                           2.5 Miscellaneous Items.
                               -------------------

                                    2.5.1  Loan  Repayment.  The  Employee  is
                                           ---------------
obligated to his previous employer in the amount of approximately $173,000 (the "Loan") for purposes of purchasing shares of common stock of such employer (the "Previous Employer Shares"). The Employee will, within 30 days after the date of this Agreement, sell the Previous Employer Shares. The Employee shall provide the Company with adequate documentation of the net proceeds from such sale. To the extent that such proceeds are not sufficient to repay the Loan, the Company shall pay the Employee (a) such amount as is necessary to enable the Employee to repay the Loan in full, and (b) an additional amount to satisfy the Employee's state and federal income tax liability with respect to the amount paid pursuant to clause (a).

                                    2.5.2 Relocation  Expenses.  The Company
                                          --------------------
will reimburse the Employee for the following expenses in connection with the Employee's relocation from the Atlanta metropolitan area to the Seattle metropolitan area: (a) all reasonable fees and commissions payable to real estate brokers in connection with the sale of the Employee's Atlanta residence (together with an additional

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amount to satisfy the  Employee's  state and federal  income tax liability  with respect to such reimbursed fees and commissions); (b) reasonable moving expenses (including packing costs) for household items, furniture and two automobiles;
(c) closing costs in connection with the purchase of a Seattle residence; (d) reasonable expenses related to trips to Seattle for the primary purpose of house-hunting; and (e) reasonable rental expenses (including costs of cleaning services) for a furnished apartment in the Seattle area, for the time it takes to sell the Employee's Atlanta residence. The Company will also reimburse the Employee for reasonable expenses of the Employee's commute between Atlanta and Seattle pending completion of the relocation, as well as all other reasonable business expenses thereafter as incurred in the performance of the Employee's duties on behalf of the Company.

                                    2.5.3 Change of Control Matters.  The
                                          -------------------------
Employee will be among the executives of the Company entitled to the benefit of "change of control" agreements, if and when adopted by the Company.

                           2.6  Authorization  to Deduct from Wages.  If at
                                -----------------------------------
separation of employment (a) the Company has advanced paid leave to the Employee before the Employee has accrued such leave, (b) the Employee has failed to repay any money the Company has loaned to the Employee during the course of employment, or (c) the Employee is required pursuant to a written agreement to reimburse the Company for relocation and moving costs, the Employee authorizes the Company to deduct from the Employee's wages sufficient funds to repay such advances, loans, or relocation/moving costs, subject to applicable federal and state wage laws.

                           2.7 No Assurances.  The Employee  acknowledges  that
                               -------------
there can be no assurance that the performance of ISD and/or the Company will be sufficient to achieve the conditions prerequisite to the payment of any of the bonus compensation provided for above, nor can there be any assurance at any time with respect to the value of any of the equity compensation provided for above, including without limitation at the time of any lapse of restrictions on restricted stock, sale or other disposition, or exercise of stock options.

                  3.       DEFINITION OF PROPRIETARY INFORMATION

                           For purposes of this Agreement the term "Proprietary
Information" means all of the following materials and information in whatever form or medium (even if not patentable, or not protectable or protected by copyright laws) which the Employee receives access to, creates, authors or develops, in whole or in part, in the course of and within the scope of his employment with the Company or through the use of any of the Company's facilities or resources:

                           3.1 Computer Software.  Computer programs,  in any
                               -----------------
form, and all elements thereof, including all source and object codes, flow charts, algorithms, coding sheets, compilers, assemblers, programmer notes, design documents, and routines.

                           3.2  Research.  Discoveries,  concepts and ideas,
                                --------
whether or not patentable or protectable by copyright, including, without limitation, the nature and results of research and development activities, technical information on product or program performance and reliability, processes, formulas, techniques, and "know-how."

                           3.3 Marketing  and Customer  Information.  Price
                               ------------------------------------
lists, pricing policies, quoting procedures, financial information, customer and prospect names and requirements, customer data, customer site information, prospect and call lists, telephone directories and calendars.

                           3.4 Business Information.  Production development
                               --------------------
processes,   marketing  techniques,   mailing  lists,   purchasing  information,
financial statements, management reports and business plans.

                           3.5 Other.  Any other  materials or  information
                               -----
related to the business or activities of the Company which are not generally known to others engaged in similar business or activities.


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                           Failure to mark any of the Proprietary  Information
as confidential shall not affect its status as part of the Proprietary Information under the terms of this Agreement.

                  4.       DISCLOSURE OF INFORMATION, WORKS AND MATERIALS

                           The Employee recognizes that he will be exposed to
the Company's confidential information including without limitation the Company's trade secrets, and confidential business information. The Employee is hereby notified that such information includes all computer programs developed by the Company and the documentation for them. Further, this includes business information, such as price lists, customer lists and data bases, business plans, sales projections and product development plans. The Employee further acknowledges that any information and materials received by the Company from third parties in confidence must be treated confidentially. This includes patient information. Employee covenants and agrees that he shall not, except with the prior written consent of the Company, or unless the Employee is acting as an employee of the Company solely for the benefit of the Company in connection with the Company's business and in accordance with the Company's business practices and employee policies, at any time during or following the term of his employment with the Company, directly or indirectly divulge, reveal, report, publish, transfer or disclose, for any purpose whatsoever, any of such confidential information which has been obtained by or disclosed to him as a result of his employment with the Company, including, without limitation, any Proprietary Information, as defined in Section 3 hereof.

                  5.       OWNERSHIP OF INFORMATION, WORKS AND RIGHTS THEREIN

                           5.1 Title.  The Employee  hereby  assigns and
                               -----
transfers to the Company and agrees that the Company shall be the owner of all inventions, discoveries, work, computer software program or other computer-related equipment or technology, conceived, developed, or made by the Employee, either alone or with others, in whole or in part, during the Employee's employment by the Company, which are useful in, or directly or indirectly related to the Company's business or which relate to, or are conceived, developed, or made in the course of, the Employee's employment or which are developed or made from, or by reason of knowledge gained from, such employment . If any one or more of the aforementioned are deemed to fall within the definition of "work made for hire," within the meaning of the Copyright Act of 1976, as amended, such work shall be considered "work made for hire," the copyright of which shall be exclusively owned by and vested in the Company. If any of the aforementioned are considered to be work not included in the categories of work covered by the "work made for hire" definition contained in the Copyright Act, such work shall be, and it hereby is, assigned or transferred completely and exclusively to the Company. The Employee agrees to execute any instruments and to do all other things reasonably requested by the Company (both during and after the Employee's employment with the Company) in order to fully vest and perfect in the Company all ownership rights in those items hereby transferred by the Employee to the Company. The Employee further agrees to disclose immediately to the Company all Proprietary Information conceived or developed in whole or in part by him during the term of his employment with the Company and to assign to the Company any right, title or interest he may have in such Proprietary Information.

                           5.2 Employee's  Works. The Employee hereby
                               -----------------
represents and warrants that the Employee has fully disclosed to the Company and attached hereto a description of any computer program or other computer-related technology not covered in Section 5.1 above which, prior to his employment with the Company, the Employee conceived of or developed, wholly or in part, but which has not been published or filed with the United States Patent or Copyright Offices.

                           5.3 Works and Interests of Others.  Employee  hereby
                               -----------------------------
represents and warrants that employment by the Company will not violate any agreement or promise of employee to any other person, and that Employee will not use any property or confidential information of others in his work for the Company.


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                  6.       RECORDS AND TANGIBLE MATERIALS

                           All notes, data, tapes, reference materials,
sketches, drawings, memoranda and records in any way relating to any of the information referred to in Section 3, 4 and 5 hereof (including, without limitation, any Proprietary Information) or otherwise prepared by Employee in the course of his employment, and all copies thereof, shall belong exclusively to the Company, and the Employee agrees to deliver to the Company on request all copies of such materials in his possession or then under his control. In the absence of such a request, Employee shall deliver such items to the Company upon the termination for any reason of the Employee's employment with the Company.

                  7.       PROTECTION OF INFORMATION AND GOODWILL

                           7.1 Nature of Business.  Employee and the Company
                               ------------------
recognize that Employee will acquire knowledge as a result of working for the Company, and that such knowledge will include not only general knowledge of the medical information systems business, but specific knowledge of the Company's business, secrets, products and customers, including Confidential Information. Employee and the Company recognize that upon termination of employment by the Company, Employee could use such specific knowledge and information to the detriment of the Company by disclosing it to competitors, customers and prospects, and using it to obtain or win business. Employee and the Company recognize that proof of such disclosure would be difficult, yet the harm caused thereby could be significant to the Company. Therefore, Employee and the Company are willing to agree that Confidential Information will be disclosed to Employee, and, to protect Employer, its relationship with its customers, its competitive position, and its goodwill, Employee will not engage in a competitive venture for a one-year period after employment by the Company, as specified below.

                           7.2  Competitive  Ventures.  The Company is engaged
                                ---------------------
throughout the United States in the development and marketing of information systems, including computer software and related services, for hospitals, physician groups, laboratories, and clinics, and also for providers of information services to such groups (such activities, products and services being referred to herein as the "Medical Information Systems Business"). Employee recognizes that the Company's medical information systems work together and are designed to share common files, architectures, a "look and feel," and other elements. In the event of the resignation by the Employee or termination of Employee's employment for Cause, the Employee agrees that for a period of twelve (12) months from the date of such termination (the "Prohibition Period"), he will not:

                                    7.2.1 Engage  directly for himself,  or
jointly with or on behalf of any person, entity or venture involved in the Medical Information Systems Business, or any other business in which the Company was engaged at the time of such termination of employment, and

                                    7.2.2 Work for or become  employed by or
associated with any person, entity or venture engaged in the Medical Information Systems Business, including, by way of example and without limitation, the entities listed in Schedule A attached hereto and made a part hereof (which entities together with their successors and assigns, are referred to herein as the "Designated Entities"), where either (i) the Employee's duties will be substantially similar to those he has performed for the Company hereunder, or
(ii) the Employee's duties would be likely to involve, or require, or would involve or require, disclosure or use of Proprietary Information. For example, and without limiting the generality of the foregoing, if Employee is employed by the Company as a computer programmer working on medical information systems, he shall not, during the Prohibition Period, work as a computer programmer on medical information systems. As another example, if Employee is employed by the Company as a salesperson selling medical instruments or Systems, he shall not work during the Prohibition Period as a salesman or a marketer of medical information systems.

                           7.3  Geographical  Limitations.  The  Employee's
                                -------------------------
obligations under this Section 7 shall extend to all geographical areas in which the Company, or any of its related companies, is offering its products' services, either directly or indirectly through licenses or otherwise, during the Prohibition Period.

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                           7.4  Non-Solicitation.  The Employee further agrees
                                ----------------
that for a period of twelve (12) months from the date of termination of his employment, he will not, on behalf of himself or any person or entity of the Company, (i) compete for, or engage in competitive solicitation of, any customer of the Company, or any person or entity that he has, during the twelve (12) months immediately preceding such termination, solicited or serviced on behalf of the Company or that has been so solicited or serviced, during such period, by any person under the Employee's supervision, or (ii) attempt to hire or engage any individual who was an employee of the Company at any time during the twelve
(12) months immediately prior to such termination.

                           THE EMPLOYEE  REPRESENTS AND WARRANTS THAT THE
KNOWLEDGE, SKILLS AND ABILITIES HE POSSESSES ARE SUFFICIENT TO PERMIT HIM, IN THE EVENT OF TERMINATION OF HIS EMPLOYMENT HEREUNDER FOR ANY REASON, TO EARN A LIVELIHOOD SATISFACTORY TO HIM WITHOUT VIOLATING ANY PROVISION OF SECTION 7 HEREOF.

                  8.       INJUNCTIVE RELIEF

                           The Employee understands and agrees that the Company
will probably suffer irreparable harm if Proprietary Information is disclosed, and that monetary damages will be inadequate to compensate the Company for such breach. Accordingly, the Employee agrees that, in the event of a breach or threatened breach by the Employee of any of the provisions of this Agreement, the Company, in addition to and not in limitation of any other rights, remedies or damages available to the Company at law or in equity, will be entitled to, and Employee hereby consents to, a permanent injunction in order to prevent or to restrain any such breach by the Employee, or by the Employee's partners, agents, representatives, servants, employers, employees and/or any and all persons directly or indirectly acting for or with him.

                  9.       ACCOUNTING FOR PROFITS

                           The Employee  covenants and agrees that,  if he shall
violate any of his covenants or agreements under this Agreement, the Company shall be entitled to an accounting and repayment of all profits, compensation, commissions, enumerations or benefits which the Employee directly or indirectly has realized and/or may realize as a result of, growing out of or in connection with any such violation; such remedy shall be in addition to and not in limitation of any injunctive relief or other rights or remedies to which the Company is or may be entitled at law, in equity or under this Agreement.

                  10.      REASONABLENESS OF RESTRICTIONS

                           The Employee has carefully read and considered the
provisions of Sections 1 through 9 hereof and, having done so, agrees that the restrictions set forth therein are fair and reasonable and are reasonably required for the protection of the interests of the Company, its officers, directors, stockholders and employees.

                  11.      SUCCESSORS AND ASSIGNS

                           This Agreement shall inure to the benefit of and be
binding upon the Employee, his legal representative or representatives and testate or intestate distributees, and this Agreement shall inure to the benefit of and be binding upon the Company, its successors and assigns. The term "Company" as used herein shall include such successors and assigns and also shall include any corporation which is at any time the parent or a subsidiary of the Company, or any corporation or entity which is an affiliate of the Company by virtue of common (although not identical) ownership, and for which the Employee is providing services in any form during his employment with the Company or any such other corporation or entity. The term successors and assigns as used herein shall include a corporation or other entity acquiring all or substantially all of the assets and business of the Company (including this Agreement) whether by operation of law or otherwise.

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                   12.     NOTICES

                           Any notice required or permitted by this Agreement
shall be given by registered or certified mail, return receipt requested, addressed to the Company at its then principal office, or to the Employee at his then current address set forth in the payroll records of the Company, or to either party hereto at such other address or addresses as he or it may from time to time specify for the purpose in a notice similarly given.

                  13.  ENFORCEABILITY AND SCOPE

                           If any provision of this Agreement is  subsequently
determined by a court of competent jurisdiction to be void or unenforceable for any reason, that provision shall be deemed stricken and the remainder of the Agreement shall not be affected thereby and shall be binding upon the parties hereto insofar as it remains a workable instrument to accomplish the intent and purposes of the parties. The parties shall negotiate the severed provision to bring the same within the applicable legal requirements to the extent possible. Employee agrees to take any and all actions, including without limitation, execution and delivery of any and all instruments and documents necessary or advisable to complete, perfect, evidence or otherwise confirm any of the matters set forth herein.

                  14.      TERM AND OTHER CONDITIONS

                           14.1 Term.  This  Agreement  shall remain in full
                                ----
force and effect until the Employee's employment by the Company terminates, or until superseded by another written employment agreement based upon good and proper consideration and executed by the Employee and the Company, whichever first occurs. Notwithstanding the foregoing, in the event of the termination of this Agreement by reason of the termination of the Employee's employment, those provisions hereof which by their terms extend in accordance with such terms shall survive. No amendment or modification of the terms and conditions hereof shall be effective unless set forth in a written document signed by the Employee and the Company. As used in the Agreement, words of the masculine shall, as the context required, include the feminine.

                           14.2 Termination of Employment by the Company.
                                ----------------------------------------

                                    14.2.1  Notwithstanding  anything  in this
Agreement to the contrary, in the event the Company terminates the Employee's employment other than for Cause (as defined below):

                                    (a) pursuant to the Restricted  Stock
               Agreement, all restrictions on restricted shares issued prior to the date of termination shall lapse as of the date of such termination, all restrictive legends on the certificates representing such shares shall be removed, and such shares shall be thereafter be freely tradeable by the Employee, subject only to the Company's insider trading policy and any limitations imposed under the rules and regulations of the Securities and Exchange Commission (the "SEC") and applicable law;

                                    (b) any outstanding  but  unexercisable
               options granted prior to the date of termination that by their terms would become exercisable within the twelve months following to the date of termination shall become exercisable immediately (and, with respect to all such options and previously exercisable but unexercised options, the exercise period shall be extended to the second anniversary of the date of termination); and

                                    (c) the Company shall  continue to pay the
               Employee's base salary for twelve months following the date of termination at the rate in effect on the date of termination and, if the date of termination falls other than at the end of a calendar year, pay the Employee an amount equal to the product of the previous year's cash bonus, as determined in accordance with Schedule A, and a fraction, the numerator of which is the number of whole months worked by the Employee in the year of termination and the denominator of which is twelve. Notwithstanding the

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               foregoing,  in no event shall the Employee  receive less than 50%
               of his Eligible Annual Bonus (as defined on Schedule A)

The Company further agrees that the following events shall also be deemed to be terminations other than for Cause: (x) demotion from the position indicated below the Employee's signature line at the end of this Agreement; (y) relocation of the Employee from the Seattle area; or (z) the sale or disposal of ISD or merger of ISD with another entity. If the Employee remains in the employment of the Company following any such event, subsections (a) and (b) above will take effect. If the Employee's employment terminates as a result of any such event, subsections (a), (b) and (c) above will take effect.

                                    14.2.2 The Employee acknowledges that the
foregoing payments shall satisfy any and all claims of any kind and nature, including without limitation claims for compensation to which he may be entitled, in the event the Company terminates the Employee's employment other than for Cause, and agrees to execute and deliver a full and complete release of claims simultaneously with the receipt of any such payments.

                                    14.2.3 In the event the Company terminates
the Employee's  employment for Cause prior to the fourth anniversary of the date of this Agreement, all restricted shares issued prior to the date of termination shall be forfeited, and all outstanding but unexercised or unexercisable options granted prior to the date of termination shall expire in accordance with the terms of their respective option agreements.

                                    14.2.4 For purposes of this Agreement,
"Cause" shall mean and shall be strictly limited to (i) if Employee is grossly negligent or engages in willful malfeasance and such conduct has a material adverse effect upon the business and affairs of the Company or (ii) Employee commits fraud or embezzlement against the Company or (iii) Employee is convicted by a court of competent jurisdiction of a crime of moral turpitude which results in a material adverse effect on the Company.

                           14.3 Resignation by the Employee.  Notwithstanding
                                ---------------------------
anything in this Agreement to the contrary, in the event the Employee resigns his employment prior to the fourth anniversary of the date of this Agreement, all restricted shares issued prior to the date of termination shall be forfeited and all outstanding but unexercised or unexercisable options granted prior to the date of resignation shall expire in accordance with the terms of their respective option agreements.

                           14.4  Company's  Business  Discretion.  The  Employee
                                 -------------------------------
acknowledges that the Company has and shall have the flexibility to alter its accounting or financial reporting practices and to reorganize, sell or otherwise dispose of, or terminate ISD, but in the event such transaction results in a Change of Control of ISD or the discontinuation of the business of ISD that Employee shall be entitled to treat such transaction as a termination of Employee's employment other than for Cause, and Employee shall be entitled to the remedies provided in section 14.2 hereof.

                           For purposes of this Section 14.4, "Change of
Control" means any sale, lease, exchange or other transfer (in one transaction or series of transactions not in the ordinary course of business) of all or substantially all of the assets of ISD.

                  15.      ARBITRATION

                           Any dispute between the Company and the Employee
arising out of or in any manner connected with employment or employment practices, including but not limited to claims of discrimination of any kind and wrongful discharge, under state, federal or local law, shall be submitted to binding arbitration in accordance with the rules of the American Arbitration Association, to be conducted in Seattle, Washington, except any dispute arising under Sections 4, 5, 6 and 7 of the Agreement, which, at the Company's option, may be litigated as set forth in Section 16 below.

                  16.      GOVERNING LAW AND FORUM; LEGAL FEES

                           Employee  acknowledges  that IDX has employees
located in various states, and that it is important to have consistent policies and laws apply to them insofar as matters relating to employment are concerned. Employee acknowledges that consistency in employment policy is beneficial because results will be predictable and all employees will be treated equally. Therefore, Employee and the Company agree that this Agreement shall be governed by and construed in accordance with the internal laws of the State of Washington, and any legal proceeding regarding the interpretation or enforcement of this Agreement shall be instituted in a court of competent jurisdiction located within the State of Washington. In the event of any litigation to enforce the terms of this Agreement, the non-prevailing party shall pay, as additional damages, all reasonable attorney's fees of the prevailing party.

                  17.      INDEMNIFICATION

                           17.1 Company  acknowledges  that  Employee has
provided to Company a copy of Employee's current employment agreement with McKesson HBOC, Inc. and Employee has advised Company of the nature of Employee's current position with McKesson HBOC, Inc. and the nature of his duties and responsibilities. Company has made an independent evaluation of any risks to the Company which may be associated with the employment of Employee by reason of such employment agreement and Employee's current employment by McKesson HBOC, Inc. and is not relying on Employee as to any such evaluation.

                           17.2 The Company shall indemnify and hold harmless,
and shall advance expenses with respect to, any and all claims, debts, obligations and other liabilities, monetary damages, losses and expenses (including amounts paid in settlement and reasonable attorney's fees and expenses, and other expenses of litigation) ("Damages") personally incurred or suffered by Employee as a result of claims asserted by McKesson HBOC, Inc. or any of its affiliates arising out of or connected with Company's employment of Employee.

                           17.3 Employee shall give prompt written  notification
to the Company of the commencement of any action, suit or proceeding relating to a claim for which indemnification pursuant to Section 17.2 may be sought. Any unreasonable delay on the part of Employee in notifying the Company shall relieve the Company of any liability or obligation under Section 17.2. Within 10 business days after receipt of such notification, the Company shall assume control of the defense of such action, suit or proceeding.

                  18.      THIS AGREEMENT TO CONTROL

                  NOTWITHSTANDING ANY OTHER PROVISIONS OF ANY OTHER AGREEMENT OR DOCUMENT TO THE CONTRARY, IN THE EVENT OF ANY CONFLICT OR APPARENT CONFLICT BETWEEN THIS EMPLOYMENT AGREEMENT AND THE TERMS AND CONDITIONS OF SUCH DOCUMENT OR AGREEMENT, INCLUDING BUT NOT LIMITED TO ANY DOCUMENTATION PERTAINING TO STOCK OPTION OR RESTRICTED SHARE GRANTS TO EMPLOYEE, THE TERMS AND CONDITIONS OF THIS EMPLOYMENT AGREEMENT SHALL CONTROL AND SUCH OTHER AGREEMENTS OR DOCUMENTS SHALL NOT IMPOSE ANY GREATER LIMITATIONS UPON OR CONDITIONS UPON THE VESTING, RECEIPT OR SALE OF SUCH EQUITY INTERESTS THAN ARE CONTAINED IN THIS EMPLOYMENT AGREEMENT.

                  19.      ENTIRE AGREEMENT

                           This instrument  contains the entire agreement of the
parties relating to the subject matter hereof, and it supersedes any prior or contemporaneous oral or written understandings of any kind or nature. Employee represents that he is not relying on any agreement, representation or warranty pertaining to the subject matter hereof that is not expressly set forth herein. The waiver or breach of any term or condition of this Agreement shall not be deemed to constitute a waiver of any subsequent breach of the same or any other term or condition.

                           EXECUTED on the date(s) indicated below.


WITNESS/ATTEST:                             IDX SYSTEMS CORPORATION


/S/ BONNIE STEWART                          By: /S/ JAMES H. CROOK, JR.
---------------------------                     -----------------------
(SEAL)

                                            Date:    June 8, 2001



/S/ E. LISA KRASSNER                       /S/ LARRY KRASSNER
---------------------------                -----------------------
                                           [Employee's signature]

                                           Larry Krassner
                                           -----------------------
                                           [Print employee's name]


                                           Date:    June 11, 2001



EMPLOYEE'S JOB TITLE: President, Integrated Solutions Division

                                   SCHEDULE A

                            ANNUAL CASH BONUS AWARDS


The Employee shall be entitled to receive, for each year of employment, the Annual Eligible Bonus distributions specified below if the related performance objective is met. The "Annual Eligible Bonus" payable in respect of any calendar year just completed shall be 40% of Employee's base salary for such year. The maximum earnable bonus payable in respect of any calendar year just completed shall be 75% of Employee's base salary for such year.

1. A percentage of the Annual Eligible Bonus for each quarter in which ISD achieves 90% to 100% of its revenue objectives, in accordance with the table below.


                  % of Target           % of Annual Eligible Bonus*
                  -----------           ---------------------------

                       90                            2.50
                       91                            2.65
                       92                            2.80
                       93                            2.95
                       94                            3.10
                       95                            3.25
                       96                            3.40
                       97                            3.50
                       98                            3.60
                       99                            3.70
                       100                           3.75

        ISD's annual revenue objectives are as set forth below:

                  2001:    $105,000,000
                  2002:    $130,000,000
                  2003:    $166,000,000
                  2004 and beyond: not more than 30% increase over prior year's actual results

2. 2% of the Annual Eligible Bonus for each quarter in which ISD's accounts receivable achieve targeted days sales outstanding ("DSO"). Year-to-year DSO improvement shall be reasonably established by the President of the Company.

3. A percentage of the Annual Eligible Bonus dependent upon ISD's annual operating profit as a percentage of target, as follows:


                  % of Target           % of Annual Eligible Bonus
                  -----------           --------------------------

                       90                            30.0
                       91                            31.5
                       92                            33.0
                       93                            34.5
                       94                            36.0
                       95                            37.5
                       96                            39.0
                       97                            40.5
                       98                            42.0
                       99                            43.0
                       100                           44.0

4. 33% of the Annual Eligible Bonus from the IDX Corporate EXCELS Program (see attachment to this Schedule A)

5. An additional annual bonus will be earned by Employee for annual profit achieved by ISD in excess of the objectives shown below, and payable as follows:

     (a) If ISD's operating profit exceeds (or its operating loss is less than) the annual objective by up to $1,000,000: 2% of such excess; or

     (b) If ISD's operating profit exceeds (or its operating loss is less than) the annual objective by between $1,000,001 and $2,000,000: the amount payable pursuant to (a) plus 4% of the excess above $1,000,001; or

     (c) If ISD's operating profit exceeds (or its operating loss is less than) the annual objective by $2,000,001 or more: the amounts payable pursuant to
     (a) and (b) plus 6% of the excess above $2,000,001.

         ISD's annual operating profit objectives are as set forth below:

                  2001:    ($2,000,000) loss
                  2002:    $8,000,000 profit
                  2003:    $16,000,000 profit
                  2004 and beyond: not more than 30% increase over prior year's actual results

                                   SCHEDULE B

                               STOCK OPTION AWARDS


1. On June 18, 2001, options to purchase 147,000 shares of the Company's common stock.

2. On or about the first business day of January 2002, options to purchase 30,000 shares of the Company's common stock.

3. Beginning in February 2002* and each February thereafter, options to purchase a number of shares of the Company's common stock amount dependent upon ISD's annual operating profit in the previous year as a percentage of target in accordance with the table below:


                   % of Target                    # Options
                   -----------                    ---------

                       90                           20,000
                       100                          25,000
                       110                          30,000
                       120                          35,000
                       125                          40,000

* The February 2002 grant will be pro-rated to reflect the portion of 2001 during which the Employee is employed by the Company.

In each case, the options shall have a per share exercise price equal to the fair market value on the date of grant, as determined in accordance with the Plan. All options shall vest pro-rata on the first, second, third and fourth anniversaries of the date of grant. All shares acquired upon exercise of options shall have been registered with the Securities and Exchange Commission on Form S-8 (or any successor form) and shall be freely tradeable by the Employee, subject only to the Company's insider trading policy and any limitations imposed under the rules and regulations of the SEC.

                                   SCHEDULE C

                        NON-EXCLUSIVE LIST OF COMPETITORS


                  The following, though not all-inclusive, is a listing of companies that are examples of competitors of IDX Systems Corporation:

                  ADVANTA
                  AIH
                  Ameritech Information Systems
                  CSC Health Care
                  Cerner Corporation
                  Compucare (including affiliate HSII)
                  Compuware
                  Cycare Systems, Inc.
                  Discorp
                  Eclipsys Corporation
                  Epic Systems Corporation
                  Hayes Management Consulting, Inc.
                  Health Data Sciences Corporation
                  McKesson HBOC, Inc. (including affiliates, such as Clinicom,
                        Advanced Laboratory, First Data)
                  Medic Computer Systems
                  MedicaLogic
                  Medical Manager
                  Meditech
                  RIMS
                  SDK
                  Siemens Medical Solutions Health Services Corporation
                      (formerly Shared Medical Systems Corporation)
                  3 Net Systems, Inc.
                  3M Health Information Systems
                  WebMD Corporation

                                    EXHIBIT I


                                 JOB DESCRIPTION


President
Integrated Solutions Division (ISD)

The ISD unit of IDX is a major supplier of sophisticated, clinically-driven integrated information systems to large and midsize hospitals and Integrated Delivery Networks. ISD generates $100 million in annual revenue and employs approximately 500 people. This position is responsible for all operational aspects of this critical IDX business unit including systems design, program development, quality assurance, testing, sales, implementation, and customer support. ISD has several hundred hospitals as customers, all of which are large integrated delivery networks. One of these is in Canada, and another is in the United Kingdom. IDX is in the process of establishing a presence for ISD in the United Kingdom to take advantage of the evolving opportunity within their National Health System.

This individual reports directly to the President of IDX and, as such, is a member of the corporate-wide operations committee. In this role, the executive will need to work cooperatively with heads of other IDX units in order to provide the best overall solution to the customer base. The successful candidate should possess the ability to think creatively when working with the President and CEO in formulating company-wide as well as business unit strategy. An intimate knowledge of the operations of large healthcare organizations is essential, as is the ability to relate (sell) to CEOs of such organizations. Overall, the responsibilities of this position include insuring the success of our customers, providing the environment for employee opportunity, and achieving revenue and profitability objectives. Most importantly, the successful candidate should possess a charismatic leadership style with instinctive motivational skills.

                                   EXHIBIT II


                           RESTRICTED STOCK AGREEMENT
    (each issuance to be made pursuant to a separate agreement in this form)

         IDX Systems Corporation, a Vermont corporation (the "Company") hereby issues Lawrence A. Krassner (the "Employee"), shares of Restricted Stock on the terms and conditions set forth herein. The date of this Agreement is July 3, 2001 (the "Issue Date"). Subject to the provisions of the attached Appendix, the principal features of this grant are as follows:

         Total Number of Shares of Restricted Stock:

         75,000 shares of Restricted Stock within 10 business days of commencement of Employment under the Employment, Noncompetition and Nondisclosure Agreement

         In February 2003, the Company will issue either
         (a) 15,000 shares of Restricted Stock, if ISD achieves at least $117 million in revenue and $7.2 million in operating profit for calendar 2002, or (b) 20,000 shares of restricted stock, if ISD achieves at least $130 million in revenue and $8 million in operating profit for such year

         In February 2004, the Company will issue either (a) 15,000 shares of Restricted Stock, if ISD achieves at least $149.4 million in revenue and $14.4 million in operating profit for calendar 2003, or (b) 20,000 shares of restricted stock, if ISD achieves at least $166 million in revenue and $16 million in operating profit for such year

         Scheduled Vesting Date: 4th anniversary of issuance date in each case

         Purchase Price for Shares of Restricted Stock:

         $.01 per share

         Your signature below indicates your agreement and understanding that this issuance is subject to all of the terms and conditions contained in Appendix A. PLEASE BE SURE TO READ ALL OF APPENDIX A, WHICH CONTAINS THE SPECIFIC TERMS AND CONDITIONS OF THIS AGREEMENT.

IDX SYSTEMS CORPORATION                        EMPLOYEE

By: /S/ ROBERT W. BAKER, JR.                   /S/ LARRY KRASSNER
Title: V.P.
Date: July 11, 2001                            Date: July 5, 2001

                                   APPENDIX A
                    TERMS AND CONDITIONS OF RESTRICTED STOCK

1. GRANT. The Company hereby issues to the Employee, as a separate incentive in connection with his employment and not in lieu of any salary or other compensation for his services, an award of [INSERT APPROPRIATE NUMBER FROM PREVIOUS PAGE] shares of Restricted Stock on the date hereof, subject to all of the terms and conditions in this Agreement. The shares of stock deliverable to the Employee upon satisfaction of the conditions contained herein may be either previously authorized but unissued shares or issued shares which have been reacquired by the Company.

2. SHARES HELD IN ESCROW. Unless and until the shares of Restricted Stock shall have vested in the manner set forth in paragraphs 3, 4 or 5, such shares shall be issued in the name of the Employee and held by the Secretary of the Company as escrow agent (the "Escrow Agent"), and shall not be sold, transferred or otherwise disposed of, and shall not be pledged or otherwise hypothecated. The Company shall instruct the transfer agent for its Common Stock to place the following legend on the certificates representing the Restricted Stock: "THE SHARES REPRESENTED HEREBY ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, OR HYPOTHECATED UNLESS AND UNTIL SUCH RESTRICTIONS HAVE TERMINATED" or otherwise note in its records the restrictions on transfer set forth in this Agreement. The certificate or certificates representing such shares shall not be delivered by the Escrow Agent to the Employee unless and until the shares have vested and all other terms and conditions in this Agreement have been satisfied.

3. VESTING SCHEDULE. All restrictions on shares of Restricted Stock awarded by this Agreement shall lapse, as to 100% of such shares, and all restrictive legends on the certificates representing such shares shall be removed, upon the first to occur of the following: (a) the fourth anniversary of the date of the Award, or (b) the event of termination of the Employee's employment without Cause (as defined in the Employment, Noncompetition and Nondisclosure Agreement (the "Employment Agreement"). Upon the first to occur of such events, all restrictions on Restricted Shares issued prior to the date of termination shall lapse, all restrictive legends on the certificates representing such shares shall be removed as of the date of such termination, and such shares shall be thereafter be freely tradeable by the Employee, subject only to the Company's insider trading policy and any limitations imposed under the rules and regulations of the SEC.

                  Restrictions on Shares of Restricted Stock shall not lapse in accordance with any of the provisions of this Agreement unless the Employee shall have been continuously employed by the Company or by one of its Affiliates from the Grant Date until the date such vesting is deemed to have occurred. In the case of termination of employment other than for Cause, such vesting shall be deemed to occur immediately prior to the termination of Employee's employment other than for Cause.

4. FORFEITURE. Notwithstanding any contrary provision of this Agreement, the balance of the shares of Restricted Stock which have not vested (for which restrictions have not laspsed) at the time of the Employee's Termination of Employment shall thereupon be forfeited and automatically transferred to and reacquired by the Company at no cost to the Company. The Employee hereby appoints the Escrow Agent with full power of substitution, as the Employee's true and lawful attorney-in-fact with irrevocable power and authority in the name and on behalf of the Employee to take any action and execute all documents and instruments, including, without limitation, stock powers which may be necessary to transfer the certificate or certificates evidencing such unvested shares to the Company upon such Termination of Employment.

5. WITHHOLDING OF TAXES. Notwithstanding any contrary provision of this Agreement, no certificate representing Restricted Stock may be released from the escrow established pursuant to paragraph 2 unless and until the Employee shall have delivered to the Company or its designated Affiliate the full amount of any federal, state or local income or other taxes which the Company or such Affiliate may be required by law to withhold with respect to such shares. The Employee may elect to satisfy any such income tax withholding requirement by having the Company withhold shares of Common Stock otherwise deliverable to the Employee or by delivering to the Company already-owned shares of Common Stock, subject to the absolute discretion of the Committee to disallow satisfaction of such withholding by the delivery or withholding of stock.

6. TAX MATTERS. The Company believes that the grant of the restricted stock will qualify as a transfer of property subject to a substantial risk of forfeiture as defined in Section 83 of the Internal Revenue Code of 1986 (the "Code"). The Employee should consult a qualified tax advisor regarding an election under
Section 83(b) of the Code to include the value of the restricted stock in income as of the date of grant (the "Section 83(b) Election"). A Section 83(b) Election must be made within 30 days of the date of grant, and the Company will provide the Employee with a form of election at his request. If the Employee makes the
Section 83(b) Election he must notify the Company within 30 days of the date of grant, and the Company will make all necessary withholdings for federal, state and local taxes in accordance with Section 5. The Employee acknowledges that unless he makes a timely Section 83(b) Election, he will recognize ordinary income at the time the restrictions lapse pursuant to Section 3 above in an amount equal to [INSERT APPROPRIATE NUMBER] multiplied by the fair market value of IDX Common Stock on the date such restrictions lapse.

7. RIGHTS AS STOCKHOLDER. Neither the Employee nor any person claiming under or through the Employee shall have any of the rights or privileges of a stockholder of the Company in respect of any shares deliverable hereunder unless and until certificates representing such shares shall have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to the Employee or the Escrow Agent. Except as provided in paragraph 11, after such issuance, recordation and delivery, the Employee shall have all the rights of a stockholder of the Company with respect to voting such shares and receipt of dividends and distributions on such shares.

8. CHANGES IN STOCK. In the event that as a result of a stock dividend, stock split, reclassification, recapitalization, combination of shares or the adjustment in capital stock of the Company or otherwise, or as a result of a merger, consolidation, spin-off or other reorganization, the Company's Common Stock shall be increased, reduced or otherwise changed, and by virtue of any such change the Employee shall in his or her capacity as owner of unvested shares of Restricted Stock which have been awarded to him or her (the "Prior Shares") be entitled to new or additional or different shares of stock or securities (other than rights or warrants to purchase securities) pro rata to provide value equal to that existing immediately prior to the time of such change; such new or additional or different shares or securities shall thereupon be considered to be unvested Restricted Stock and shall be subject to all of the conditions and restrictions which were applicable to the Prior Shares pursuant to this Agreement. If the Employee receives rights or warrants with respect to any Prior Shares, such rights or warrants may be held or exercised by the Employee, provided that until such exercise any such rights or warrants and after such exercise any shares or other securities acquired by the exercise of such rights or warrants shall be considered to be unvested Restricted Stock and shall be subject to all of the conditions and restrictions which were applicable to the Prior Shares pursuant to this Agreement. The Committee in its absolute discretion at any time may accelerate the vesting of all or any portion of such new or additional shares of stock or securities, rights or warrants to purchase securities or shares or other securities acquired by the exercise of such rights or warrants.

9. ADDRESS FOR NOTICES. Any notice to be given to the Company under the terms of this Agreement shall be addressed to the Company, in care of its Secretary, at its principal executive offices, or at such other address as the Company may hereafter designate in writing.

10. GRANT NOT TRANSFERABLE. This grant and the rights and privileges conferred hereby shall not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this grant, or of any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby immediately shall become null and void.

11. BINDING AGREEMENT. Subject to the limitation on the transferability of this grant contained herein, this Agreement shall be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

12. CONDITIONS FOR ISSUANCE OF CERTIFICATES FOR STOCK. The Company shall not be required to issue any certificate or certificates for shares of stock hereunder prior to fulfillment of all the following conditions, any of which may be waived by the Company in its sole discretion:

(a) the admission of such shares to listing on all stock exchanges on which such class of stock is then listed;

(b) the completion of any registration or other qualification of such shares under any State or Federal law or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body, which the Committee shall, in its absolute discretion, deem necessary or advisable, and such shares are freely tradeable by the Employee, subject only to the Company's insider trading policy and any limitations imposed under the rules and regulations of the SEC;

(c) the obtaining of any approval or other clearance from any State or Federal governmental agency, which the Committee shall, in its absolute discretion, determine to be necessary or advisable; and

(d) the lapse of such reasonable period of time following the date of grant of the Restricted Stock as the Committee may establish from time to time for reasons of administrative convenience.

Nothing contained in this section shall by implication or otherwise be deemed to relieve the Company from or limit the Company's obligation that all such shares shall be freely tradeable by the Employee upon the lapse of all restrictions (when vested), subject only to the Company's insider trading policy and any limitations imposed under the rules and regulations of the SEC and applicable law.

If the restrictions on the shares of shares of stock to be issued pursuant to paragraph 2.4 shall lapse as to an award of Restricted Stock within twelve (12) months of the date of issuance thereof, the Company shall register such shares on Form S-8, if then available, or shall lend to Employee, on an interest free basis, an amount equal to the federal and state income taxes assessable to Employee as a result of such lapse, and such loan shall be evidenced by a written promissory note due and payable in full upon the earlier of (i) twelve
(12) months from the date of issuance, or (ii) the date the Employee sells the shares. Such loan shall be secured by a pledge of one half of such shares, which shall be released and delivered to Employee simultaneously with payment of such note.

13. COMMITTEE AUTHORITY. The Compensation Committee of the Board of Directors or a duly appointed subcommittee of such committee (in either case, the "Committee") of the Company shall have the power to interpret this Agreement. All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon the Employee, the Company and all other interested persons. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to this Agreement. In its absolute discretion, the Board of Directors may at any time and from time to time exercise any and all rights and duties of the Committee under this Agreement.

14. CAPTIONS. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

15. AGREEMENT SEVERABLE. In the event that any provision in this Agreement shall be held invalid or unenforceable, such provision shall be severable from, and such invalidity or unenforceability shall not be construed to have any effect on, the remaining provisions of this Agreement.